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                                                                   |   NEWS   |
                                                                   |  RELEASE |
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COMMUNITY WEST BANCSHARES
445 PINE AVENUE, GOLETA, CA 93117

FOR  IMMEDIATE  RELEASE
CONTACT:   LYNDA  RADKE,  CFO
PHONE:     805-692-1862
FAX:       805-692-5835
URL:       HTTP://WWW.COMMUNITYWEST.COM
SYMBOL:    CWBC

                            COMMUNITY WEST BANCSHARES
                                REPURCHASES STOCK

Goleta, California, September 26, 2001 - Community West Bancshares (NASDAQ:CWBC) today announced the signing of a privately negotiated stock purchase agreement with outside shareholders. Under the terms of the agreement, the Company has agreed to purchase 266,259 shares or 4.49% of its outstanding common stock in exchange for $1.73 million in cash. This transaction is expected to close on September 27, 2001 and will increase book value per share by $.01.

This purchase is in addition to the previously announced resumption of the Company's stock buyback plan.



                                COMPANY OVERVIEW

Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company's subsidiary, Goleta National Bank has two full service branches, one in Goleta and one in Ventura, California. It is one of the Nation's largest SBA lenders with loan production offices located in Alabama, California, Florida, Georgia, South Carolina, North Carolina, Tennessee, Oregon, Washington, and Nevada. The principal business areas and profit generators of the Company are core banking with net interest margins, Mortgage lending with fee income and Small Business Administration (SBA) lending with fee income.


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                             SAFE HARBOR DISCLOSURE

This release contains forward-looking statements that reflect management's current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including but not limited to, the ability of the Company to implement its strategy and expand its lending operations. Furthermore the Company will have certain restrictions placed on its operations by the Office of the Comptroller of the Currency until it deems that it has substantially complied with the letter agreement signed by the GNB Board of Directors. The Company has attempted to incorporate these restrictions into its business plans and it believes that they will not impact the organization's earnings ability into the future.


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